UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2006

NorthWestern Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-692 (Commission File Number)	46-0172280 (IRS Employer Identification No.)
125 South Dakota Avenue Sioux Falls, South Dakota (Address of principal executive offices)		57104 (Zip Code)
(605) 978-2908 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On June 5, 2006, NorthWestern Corporation (the “Company”) announced that it has reached a memorandum of understanding to settle the City of Livonia Employees’ Retirement System putative shareholder class action and derivative lawsuit filed in November 2005.

After limited confirmatory discovery, the parties will present a settlement agreement to the federal court for preliminary approval. Once received, notice will be sent to all class members informing them of the terms of the settlement, their right to object and notice of the final hearing to approve the settlement. The plaintiffs’ lawyers will also have the right to seek an award of attorneys’ fees from the federal court at which NorthWestern would object to any such award. Once approved, the lawsuit filed by the City of Livonia Employees’ Retirement System would be dismissed.

NorthWestern and its Board of Directors, who were named as defendants, as part of the settlement continue to deny the Plaintiff’s allegations related to the company’s response to various unsolicited acquisition offers in 2005.

The preliminary agreement notes that NorthWestern will redeem the existing Stockholder Rights Plan either following stockholder approval of the Agreement and Plan of Merger with BBI or upon termination of the Merger Agreement with BBI – whichever occurs first. The Board may adopt a new stockholder rights plan if the company’s stockholders approve adoption of such a plan in advance or, in the event that circumstances require timely implementation of such a plan, the Board seeks and receives approval from stockholders within 12 months after adoption.

The settlement does not confer a financial award to either party and NorthWestern will contest any request for reimbursement of legal fees or other expenses related to this case.

Harbinger Master Capital Fund had previously dismissed its intervention in the City of Livonia lawsuit and its lawsuit filed in Delaware.

The Board recently announced a proposal to sell the company to Babcock and Brown Infrastructure (ASX:BBI).

Item 9.01.	Financial Statements and Exhibits.

EXHIBIT NO.	DESCRIPTION OF DOCUMENT
99.1*	NorthWestern Corporation news release dated June 5, 2006

* filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWESTERN CORPORATION

Dated: June 6, 2006	By:	________________________________________
Thomas J. Knapp
Vice President, General Counsel and Corporate Secretary

Index to Exhibits

EXHIBIT NO.	DESCRIPTION OF DOCUMENT
99.1*	NorthWestern Corporation news release dated June 5, 2006

* filed herewith